Exhibit 99.1

NEWS RELEASE

ICF Reports Third Quarter 2018 Results

Third Quarter Highlights:

•	Total Revenue Was $333 Million, up 9 Percent
•	Diluted EPS Was $0.86, Inclusive of $0.05 of Special Charges¹; Non-GAAP EPS¹ Was $1.01, up 22 Percent
•	Adjusted EBITDA¹ Margin on Service Revenue¹ Was 13.8 Percent
•	Record Contract Awards of $647 Million up 61 Percent Y-o-Y; Trailing Twelve Month Contract Awards Were $1.85 Billion, Representing a Book-to-Bill Ratio of 1.45

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va.— Nov. 1, 2018-- ICF (NASDAQ:ICFI), a global consulting and digital services provider, reported results for the third quarter ended September 30, 2018.

“This was another quarter of strong performance for ICF. We executed well across an expanded set of government and commercial clients and won a record dollar amount of contract awards that sets the stage for continued growth in 2019,” said Sudhakar Kesavan, ICF’s Chairman and Chief Executive Officer. “Revenue growth in the quarter was led by our work with state and local government clients, which included the start-up of recently-won disaster recovery work, and by the continued strength of our business with international government clients, which together drove a 14 percent year-on-year increase in total government revenues for the period. Revenue from commercial clients was slightly ahead of the similar period last year, with higher results from our marketing services and energy markets work offsetting the wind-down of certain infrastructure and aviation consulting projects.

1 Non-GAAP EPS, Service Revenue, EBITDA, and Adjusted EBITDA are non-GAAP measurements. Special charges are items that were included within our statement of operations but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is presented below.  The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

“Adjusted EBITDA margin on service revenue was 13.8 percent, a 190 basis-point sequential increase while we continued to invest in developing and pursuing a large pipeline of opportunities and in our back office infrastructure to support future growth. These results along with a lower tax rate enabled us to report solid double-digit growth in both diluted EPS and Non-GAAP EPS.

“Contract awards increased 61 percent in the third quarter and 55 percent year-to-date, demonstrating that ICF’s domain expertise and cross-cutting capabilities in technology and engagement are well aligned with demand dynamics in both the government and commercial arenas. Our client set is well-diversified, and the average opportunity size continues to increase in line with our broad-based services,” Mr. Kesavan noted.

Third Quarter 2018 Results

Third quarter 2018 total revenue was $333.0 million, representing 9.1 percent growth over the $305.3 million reported in the third quarter of 2017. Service revenue increased 4.3 percent year-over-year to $231.3 million, from $221.8 million. Net income amounted to $16.7 million in the 2018 third quarter, 21.8 percent ahead of the $13.7 million reported in last year’s third quarter. Diluted earnings per share increased 19.4 percent to $0.86 from $0.72 per diluted share, and Non-GAAP EPS increased 21.7 percent to $1.01 per share from $0.83. EBITDA was $30.9 million, approximately flat with the $30.8 million reported in the third quarter of 2017.  Third quarter 2018 EBITDA margin was 9.3 percent, compared to the 10.1 percent reported one year ago. Adjusted EBITDA was $31.9 million, above the $31.0 million in last year’s third quarter. Third quarter 2018 adjusted EBITDA margin on service revenue was 13.8 percent compared to 14.0 percent in the 2017 third quarter.

Backlog and New Business Awards

Total backlog was $2.5 billion at the end of the third quarter of 2018. Funded backlog was $1.3 billion, or approximately 51 percent of the total backlog. The total value of contracts awarded in the 2018 third quarter was $647 million, representing 61 percent year-on-year growth and bringing the trailing twelve-month book-to-bill ratio to 1.45.

Government Business Third Quarter 2018 Highlights

Revenue from government clients was $222.3 million, up 14.1 percent year-on-year.

•

U.S. federal government revenue was $139.9 million, representing a 1.9 percent decline. Federal government revenue accounted for 42 percent of total revenue, compared to 47 percent of total revenue in the third quarter of 2017.

•

U.S. state and local government revenue increased by $25.9 million or 87 percent year-on-year to $55.8 million. State and local accounted for 17 percent of total revenue, compared to 10 percent of total revenue in the 2017 third quarter.

•	International government revenue increased 18 percent year-on-year and accounted for 8 percent of total revenue, compared with 7 percent in the 2017 third quarter.

Key Government Contracts Awarded in the Third Quarter

ICF was awarded more than 175 U.S. federal contracts and task orders and more than 250 additional contracts from U.S. state and local and international governments with an aggregate value of $578 million. Year-to-date government awards totaled over $1.2 billion. Awards won in the third quarter included:

•

Public health: A recompete contract with a value of more than $200 million, representing our largest award in the period, with the U.S. Agency for International Development (USAID) to support the global Demographic and Health Surveys Program that provides national level information on a range of health indicators, such as nutrition, infectious diseases and maternal health.

•

Technical assistance: A contract with USAID to provide training, technical assistance, and other support related to environmental compliance reporting for all USAID projects during the design phase and monitoring of select programs during their period of performance.

•

Program support: A recompete contract with the U.S. Department of Energy to provide technical, information technology, and management support to the Office of Electricity Delivery and Energy Reliability.

•	Program support: A recompete contract with the U.S. Centers for Disease Control to provide program support to the BioSense Program.
•

Analytical and evaluation support: A contract with the U.S. Environmental Protection Agency (EPA) to provide economic, environmental, and regulatory analytical and evaluation services to support the National Water Program and EPA’s major water policy and regulatory actions.

•

Analytics support: A contract with the U.S. Department of Health and Human Services to provide analytics support and analytics tool development to the Office of the Inspector General (OIG) to combat fraud, waste and abuse in the Medicare and Medicaid entitlement programs as well as for other HHS discretionary programs.

•

Program support: A recompete contract with EPA to provide analytical, technical, and outreach support for the ENERGY STAR® Buildings Program including research and analysis, strategy development and communications, user support and program implementation, energy tracking and benchmarking, resource/tool development and training, and tracking the effectiveness of program offerings.

•

Disaster recovery and economic transformation: A grant from the U.S. Department of Labor to design, develop, and implement an “on the job” training program with a variety of U.S. Virgin Islands employers to build skills of dislocated workers due to hurricanes Irma and Maria.

•	Public health: A contract with the U.S. Health Resources and Services Administration to provide services related to benchmarking and dissemination of HIV/AIDS care and treatment data.

Select other government contract and task order wins with a value greater than $5 million included: ongoing support for the state of New York’s 511 rideshare program; ongoing services for antibiotics/sepsis campaigns for CDC; support for CDC’s HIV/STD prevention program; continuing support for the U.S. National Cancer Institute’s smokefree.gov program; and additional cybersecurity support services to the Army Research Lab.

Subsequent to the End of the Third Quarter

The Company has been notified of awards and is currently in negotiations for contracts with a potential value of $50 million over several years to support disaster recovery activities in Texas.

Commercial Business Third Quarter 2018 Highlights

•

Commercial revenue was $110.7 million, stable with the $110.4 million in last year’s third quarter. Commercial revenue accounted for 33 percent of total revenue compared to 36 percent of total revenue in the 2017 third quarter.

•	Energy markets, which include energy efficiency programs, represented 48 percent of commercial revenue. Marketing services accounted for 44 percent of commercial revenue.

Key Commercial Contracts Awarded in the Third Quarter

Commercial sales were $69 million in the third quarter of 2018 and $338 million year-to-date.  ICF was awarded almost 600 commercial projects globally during the third quarter including:

In Energy Markets:

•	Contracts with a western U.S. utility to support its residential energy efficiency programs and provide related.
•	A contract with a western U.S. utility to provide strategic communications services.
•	A contract extension with a northeastern U.S. utility to continue providing support for its energy efficiency programs.
•	A contract with a mid-Atlantic U.S. utility to support its residential energy efficiency portfolio.

In Marketing Services:

•	Multiple task orders with a U.S. health insurer to provide healthcare business consulting and digital solutions services.
•	Multiple task orders with a U.S. health insurer to provide additional marketing services.
•	A contract with a multinational power management company to provide digital solutions.
•	Multiple task orders with a publisher of educational products to continue to provide marketing services.

Selected other commercial contract wins with a value of more than $1 million included: ongoing support for loyalty programs for a hospitality chain; environment and planning services for a western U.S. utility; program implementation services for a North American energy company; visual identity services for a U.S. financial institution; and technology solutions services for a U.S. health insurer.

Dividend Payment

On November 1, 2018, ICF declared a quarterly cash dividend of $0.14 per share, payable on January 16, 2019 to shareholders of record on December 7, 2018.

Summary and Outlook

“Year-to-date results were in line with our expectations and have put us on track to meet our full year 2018 guidance for revenue and EPS growth. Cash flow from operations for 2018 will be in the range of $80 million to $100 million, lower than our initial projection, as a result of timing issues related to the set-up of invoicing processes associated with a recently-awarded large contract.

“We ended the third quarter with higher backlog, record contract awards and a business development pipeline approaching $5.5 billion. These metrics underpin our confidence that 2019 will be another strong growth year for ICF and reflect the positive spending trends we continue to see in our government and commercial markets.

Additionally, recent acquisitions have expanded our capabilities in key growth areas, including disaster response and recovery, communications strategy and digital engagement, which will enable ICF to provide an expanded array of services to clients,” Mr. Kesavan concluded.

###

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with over 5,500 specialized experts, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Unaudited)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue	$332,968	$305,301	$960,063	$907,988
Direct costs	213,060	189,992	608,451	564,495
Operating costs and expenses:
Indirect and selling expenses	88,960	84,558	269,029	259,600
Depreciation and amortization	4,210	4,613	12,724	13,431
Amortization of intangible assets	2,516	2,742	7,030	8,225
Total operating costs and expenses	95,686	91,913	288,783	281,256

Operating income	24,222	23,396	62,829	62,237
Interest expense	(2,240)	(2,175)	(6,073)	(6,663)
Other (expense) income	(351)	(311)	(565)	24
Income before income taxes	21,631	20,910	56,191	55,598
Provision for income taxes	4,960	7,218	13,486	19,792
Net income	$16,671	$13,692	$42,705	$35,806

Earnings per Share:
Basic	$0.88	$0.73	$2.27	$1.90
Diluted	$0.86	$0.72	$2.22	$1.86

Weighted-average Shares:
Basic	18,873	18,666	18,783	18,807
Diluted	19,306	19,024	19,256	19,218

Cash dividends declared per common share	$0.14	$—	$0.42	$—

Other comprehensive (loss) income, net of tax	(568)	558	(2,276)	3,030
Comprehensive income, net of tax	$16,103	$14,250	$40,429	$38,836

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures (2) (Unaudited)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Reconciliation of Service Revenue
Revenue	$332,968	$305,301	$960,063	$907,988
Subcontractor and other direct costs(3)	(101,708)	(83,534)	(273,920)	(241,514)
Service revenue	$231,260	$221,767	$686,143	$666,474

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$16,671	$13,692	$42,705	$35,806
Other expense (income)	351	311	565	(24)
Interest expense	2,240	2,175	6,073	6,663
Provision for income taxes	4,960	7,218	13,486	19,792
Depreciation and amortization	6,726	7,355	19,754	21,656
EBITDA	30,948	30,751	82,583	83,893
Special charges related to acquisition expenses(4)	507	—	613	—
Special charges related to severance for staff realignment(5)	340	264	995	841
Special charges related to facilities consolidations and office closures(6)	115	2	115	1,721
Total special charges	962	266	1,723	2,562
Adjusted EBITDA	$31,910	$31,017	$84,306	$86,455

EBITDA Margin Percent on Revenue(7)	9.3%	10.1%	8.6%	9.2%
EBITDA Margin Percent on Service Revenue(7)	13.4%	13.9%	12.0%	12.6%
Adjusted EBITDA Margin Percent on Revenue(7)	9.6%	10.2%	8.8%	9.5%
Adjusted EBITDA Margin Percent on Service Revenue(7)	13.8%	14.0%	12.3%	13.0%

Reconciliation of Non-GAAP EPS
Diluted EPS	$0.86	$0.72	$2.22	$1.86
Special charges related to acquisition expenses(4)	0.03	—	0.03	—
Special charges related to severance for staff realignment(5)	0.02	0.01	0.05	0.04
Special charges related to facilities consolidations and office closures(6)	0.01	0.01	0.01	0.11
Amortization of intangibles	0.13	0.14	0.37	0.43
Income tax effects(8)	(0.04)	(0.05)	(0.11)	(0.20)
Non-GAAP EPS	$1.01	$0.83	$2.57	$2.24

(2)

These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3)	Subcontractor and Other Direct Costs is equal to Direct Costs minus Direct Labor and Fringe Costs.
(4)	Special charges related to acquisition expenses: These costs are mainly related to closed and anticipated-to-close acquisitions, consisting primarily of consultant and other outside third-party costs.
(5)

Special charges related to severance for staff realignment: These costs are mainly due to involuntary employee termination benefits for Company officers or groups of employees who have been notified that they will be terminated as part of a consolidation or reorganization.

(6)

Special charges related to facilities consolidations and office closures: These costs are exit costs associated with terminated leases or full office closures. These exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will continue to pay until the contractual obligation is satisfied but with no economic benefit to us.

(7)	EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.
(8)	Income tax effects were calculated using an effective U.S. GAAP tax rate of 22.9% and 34.5%, and 24.0% and 35.6% for the three and nine months ended September 30, 2018 and 2017, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$5,804	$11,809
Contract receivables, net	194,202	168,318
Contract assets	143,161	123,197
Prepaid expenses and other assets	16,608	11,327
Income tax receivable	10,275	5,596
Restricted cash - current	—	11,191
Total Current Assets	370,050	331,438
Property and Equipment, net	45,742	38,052
Other Assets:
Goodwill	702,585	686,108
Other intangible assets, net	33,234	35,304
Restricted cash - non-current	1,286	1,266
Other assets	23,147	18,087
Total Assets	$1,176,044	$1,110,255

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$69,168	$75,074
Contract liabilities	26,489	38,571
Accrued salaries and benefits	58,802	45,645
Accrued subcontractors and other direct costs	40,347	47,508
Accrued expenses and other current liabilities	29,418	17,572
Total Current Liabilities	224,224	224,370
Long-term Liabilities:
Long-term debt	232,504	206,250
Deferred rent	14,335	15,119
Deferred income taxes	37,330	33,351
Other	16,978	15,135
Total Liabilities	525,371	494,225

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 22,419,587 and 22,019,315 shares issued as of September 30, 2018 and December 31, 2017, respectively; 18,868,431 and 18,661,801 shares outstanding as of September 30, 2018 and December 31, 2017, respectively	22	22
Additional paid-in capital	322,600	307,821
Retained earnings	470,386	434,766
Treasury stock	(134,191)	(121,540)
Accumulated other comprehensive loss	(8,144)	(5,039)
Total Stockholders’ Equity	650,673	616,030
Total Liabilities and Stockholders’ Equity	$1,176,044	$1,110,255

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended
	September 30,
	2018	2017
Cash Flows from Operating Activities
Net income	$42,705	$35,806
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash equity compensation	8,682	8,158
Depreciation and amortization	19,753	21,655
Facilities consolidation reserve	(193)	1,351
Deferred taxes and other adjustments, net	5,262	7,473
Changes in operating assets and liabilities:
Net contract assets and liabilities	(32,158)	(8,046)
Contract receivables, net	(24,050)	8,640
Prepaid expenses and other assets	(6,841)	(2,835)
Accounts payable	(5,882)	(8,822)
Accrued salaries and benefits	12,921	14,795
Accrued subcontractors and other direct costs	(7,897)	(7,975)
Accrued expenses and other current liabilities	3,602	(2,021)
Income tax receivable and payable	(5,535)	(1,710)
Other liabilities	(16)	3,815
Net Cash Provided by Operating Activities	10,353	70,284

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(15,593)	(8,475)
Payments for business acquisitions, net of cash received	(22,847)	(92)
Net Cash Used in Investing Activities	(38,440)	(8,567)

Cash Flows from Financing Activities
Advances from working capital facilities	444,637	460,875
Payments on working capital facilities	(418,383)	(490,184)
Payments on capital expenditure obligations	(3,243)	(3,394)
Debt issue costs	(21)	(1,591)
Proceeds from exercise of options	5,842	4,722
Dividends paid	(5,269)	—
Net payments for stockholder issuances and buybacks	(12,399)	(32,934)
Net Cash Provided by (Used in) Financing Activities	11,164	(62,506)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(253)	640

Decrease in Cash, Cash Equivalents, and Restricted Cash	(17,176)	(149)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	24,266	7,885
Cash, Cash Equivalents, and Restricted Cash, End of Period	$7,090	$7,736

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$7,193	$6,042
Income taxes	$13,056	$15,085

Non-cash investing and financing transactions:
Capital expenditure obligations	$6,121	$—

ICF International, Inc. and Subsidiaries

Supplemental Schedule (9)

Revenue by client markets	Three months ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Energy, environment, and infrastructure	44%	40%	42%	40%
Health, education, and social programs	38%	42%	40%	42%
Safety and security	9%	8%	9%	8%
Consumer and financial	9%	10%	9%	10%
Total	100%	100%	100%	100%

Revenue by client mix	Three months ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
U.S. federal government	42%	47%	43%	46%
U.S. state and local government	17%	10%	13%	11%
International government	8%	7%	9%	7%
Government	67%	64%	65%	64%
Commercial	33%	36%	35%	36%
Total	100%	100%	100%	100%

Revenue by contract mix	Three months ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Fixed-price	38%	40%	40%	39%
Time-and-materials	44%	41%	42%	42%
Cost-based	18%	19%	18%	19%
Total	100%	100%	100%	100%

(9)

As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. The client markets metric provides insight into the breadth of our expertise while the client mix metric is an indicator of the diversity of our client base. The contract mix metric provides insight in terms of the degree of performance risk we assume.